SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2003



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

























Item 9.  REGULATION FD DISCLOSURE INFORMATION PROVIDED UNDER ITEM 12
         -----------------------------------------------------------

    Information required by Item 12 is being provided under this Item 9 pursuant to SEC interim filing guidance.

    On April 14, 2003, Eaton Corporation issued a press release announcing financial results for the quarter ended March 31, 2003. A copy of this press release is attached hereto as Exhibit 99.









                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ R. H. Fearon
                                       -----------------------------
                                       R. H. Fearon
                                       Executive Vice President -
                                       Chief Financial and Planning Officer


Date: April 14, 2003
















                               EXHIBIT INDEX


Exhibit No.          Description
-----------          --------------------------------------------------
    99               Press Release of Eaton Corporation dated April 14, 2003



















































EATON REPORTS FIRST QUARTER NET INCOME OF $1.00
PER SHARE, MORE THAN DOUBLE FIRST QUARTER LAST YEAR


CLEVELAND...Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.00 for the first quarter of 2003, an increase of 113 percent over net income per share of $.47 in the first quarter of 2002. Sales in the quarter were $1.92 billion, 12 percent above last year. Net income was $72 million compared to $33 million in 2002.

Net income in both periods included charges related to restructuring activities. Before these charges, 2003 first quarter operating earnings per share were 14 percent above 2002, with 2003 operating earnings per share of $1.06 versus $.93 per share in 2002. Operating earnings for the first quarter of 2003 were $77 million versus $66 million in 2002.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our first quarter results, which were ahead of our expectations despite flat markets and considerable economic uncertainty. For the past four quarters, we have experienced growth in revenue and improved operating margins compared to the same period a year ago.

"Our sales growth in the first quarter of 12 percent compared to last year has been due to continued growth in excess of our end markets, revenue from the four acquisitions we completed from November through January, and higher exchange rates. Approximately 5 percent of the growth came from outgrowing end markets, another 5 percent from the acquisitions, and 2 percent from higher exchange rates.

"We concentrated during the first quarter on integrating our recent acquisitions. Progress has been made in reducing their working capital and improving their performance, but we are still in the early stages of our integration process. We anticipate that working capital levels in the acquired businesses will be reduced significantly by the end of the year.

"During the first quarter, we paid down $9 million of debt, while paying cash of $221 million to fund the acquisitions of the electrical business of Delta plc and the power systems business of Commonwealth Sprague Capacitor.

"We now expect our end markets in the first half of 2003 to be slightly weaker than a year ago. In the second half, assuming current uncertainties related to the economy are resolved, we expect growth to resume towards year end. As a result, for the year as a whole, we anticipate little overall growth in our end markets.

"We anticipate full-year net income per share of $4.50 to $4.75 and second quarter net income per share of $1.15 to $1.25," said Cutler. "Excluding the restructuring charges to integrate our four recent acquisitions, we are maintaining our full-year operating earnings guidance of $5.00 to $5.25 per share. We anticipate second quarter operating earnings per share will be in the $1.30 to $1.40 range.

"In late March, Institutional Shareholder Services ranked our corporate governance practices in the top 2 percent of all United States capital goods companies. We are pleased that our focus on good corporate governance is being recognized."

Business Segment Results
------------------------

First quarter sales of Eaton's largest business segment, Fluid Power, were $697 million, 17 percent above one year earlier, and excluding the impact of the Boston Weatherhead and Mechanical Products acquisitions, up 9 percent over the first quarter of 2002. This compares to a decline of 3 percent in Fluid Power's markets, with North American fluid power industry shipments down about 2 percent, commercial aerospace markets off 20 percent, and defense aerospace markets up by 11 percent. Operating profits in the first quarter were $58 million. Operating profits before restructuring charges were $63 million, up
5 percent compared to a year earlier.

"We do not anticipate a recovery in the traditional mobile and industrial hydraulics markets until late in the year. The construction and agricultural equipment markets have shown little growth thus far, and are likely to be restrained until economic uncertainties are resolved," said Cutler. "The decline in the commercial aerospace market has occurred as we expected. Military aerospace markets have been strong, largely offsetting the decline in the commercial markets."

In the Industrial & Commercial Controls segment, first quarter sales were $514
million, up 6 percent from last year.   Excluding the impact of the Delta and
Commonwealth Sprague Capacitor acquisitions in 2003 and the divestiture of the Navy Controls business last year, first quarter sales were flat compared to 2002. Operating profits in the first quarter were $32 million. Operating profits before restructuring charges were $33 million, up 6 percent from results one year ago.

"End markets for our electrical business weakened slightly during the first quarter, with an estimated 1 percent decline in the markets for this business compared to last year," said Cutler. "We expect that the electrical distribution equipment market will not begin to recover until the end of 2003. The residential market in North America has remained strong thus far in 2003.

"We completed the purchase of the electrical division of Delta plc on January
31st, for $215 million," said Cutler.   "The Delta business represents a
significant addition to the capabilities and geographic footprint of our Industrial & Commercial Controls business."

The Automotive segment posted sales of $440 million in the first quarter, 14 percent above the comparable quarter last year. This is a new record for Eaton's quarterly Automotive segment revenues. NAFTA automotive production increased 2 percent, while European production was flat, compared to the same period last year. Operating profits were $62 million, up 9 percent from a year ago.

"Our Automotive segment continued its strong performance with sales that considerably outpaced its end markets," said Cutler. "The heavy investments we have made in new product development over the last several years are continuing to deliver tangible results as we have been able to maintain the accelerated pace of new product introductions and gain market share."

The Truck segment posted sales of $274 million in the first quarter, a 7 percent increase over the comparable period last year, and recorded operating profits of $22 million, compared to a loss in 2002 of $10 million. The first quarter of 2002 included restructuring charges of $14 million. NAFTA heavy-duty truck production was up 4 percent and NAFTA medium-duty truck production was up 1 percent. European truck production was up 1 percent and South American production was up 11 percent versus a year ago.

"First quarter production of NAFTA heavy-duty trucks totaled about 36,000 units. For the full year, we continue to expect production of heavy-duty trucks in NAFTA to total approximately 190,000 units," said Cutler. "The positive impact of our extensive restructuring actions over the last two years can be seen in the improved profitability over 2002, with profits before restructuring charges up $18 million on a sales increase of $19 million."

Eaton is a global diversified industrial manufacturer with 2002 sales of $7.2 billion that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent truck systems for fuel economy and safety. Eaton has 51,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT on www.eaton.com. This news release can be accessed through the homepage of www.eaton.com

This news release contains forward-looking statements concerning the second quarter 2003 and the full year 2003 net income per share and operating earnings per share, our worldwide markets, expenses of our restructuring programs, and working capital. These statements are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; failure to implement restructuring plans; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges or dispute resolutions; and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results
-----------------
The company's comparative financial results for the three months ended March 31, 2003 and 2002 follow:














Eaton Corporation

Comparative Financial Summary
                                                   Three months ended
                                                        March 31
                                                   ------------------
(Millions except for per share data)                 2003      2002
                                                     ----      ----

Net sales                                          $1,925    $1,723
Income before income taxes                             99        48
Net income                                             72        33

Net income per Common Share assuming dilution      $ 1.00    $ 0.47
Average number of Common Shares outstanding          72.1      71.2

Net income per Common Share basic                  $ 1.01    $ 0.48
Average number of Common Shares outstanding          71.1      70.1

Cash dividends paid per Common Share               $ 0.44    $ 0.44


Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                         $   72    $   33
Excluding restructuring charges (after-tax)             5        33
                                                   ------    ------
Operating earnings                                 $   77    $   66
                                                   ======    ======

Net income per Common Share assuming dilution      $ 1.00    $ 0.47
Per share impact of restructuring charges            0.06      0.46
                                                   ------    ------
Operating earnings per Common Share                $ 1.06    $ 0.93
                                                   ======    ======

See accompanying notes.



Statements of Consolidated Income
                                                  Three months ended
                                                      March 31
                                                  ------------------
(Millions except for per share data)                2003      2002
                                                    ----      ----

Net sales                                          $1,925    $1,723

Costs & expenses
Costs of products sold                              1,415     1,286
Selling & administrative                              329       310
Research & development                                 55        55
                                                   ------    ------
                                                    1,799     1,651
                                                   ------    ------
Income from operations                                126        72

Other income (expense)
Interest expense-net                                  (24)      (27)
Other-net                                              (3)        3
                                                   ------    ------
                                                      (27)      (24)
                                                   ------    ------
Income before income taxes                             99        48
Income taxes                                           27        15
                                                   ------    ------
Net income                                         $   72    $   33
                                                   ======    ======

Net income per Common Share assuming dilution      $ 1.00    $ 0.47
Average number of Common Shares outstanding          72.1      71.2

Net income per Common Share basic                  $ 1.01    $ 0.48
Average number of Common Shares outstanding          71.1      70.1

Cash dividends paid per Common Share               $ 0.44    $ 0.44


See accompanying notes.



Business Segment Information
                                                  Three months ended
                                                       March 31
                                                  ------------------
(Millions)                                          2003       2002
                                                    ----       ----
Net sales
Fluid Power                                        $  697     $  597
Industrial & Commercial Controls                      514        486
Automotive                                            440        385
Truck                                                 274        255
                                                   ------     ------
Total net sales                                    $1,925     $1,723
                                                   ======     ======

Operating profit (loss)
Fluid Power                                        $   58     $   43
Industrial & Commercial Controls                       32         18
Automotive                                             62         56
Truck                                                  22        (10)
                                                   ------    -------
                                                      174        107
Corporate
Amortization of intangible assets                      (6)        (6)
Interest expense-net                                  (24)       (27)
Corporate & other-net                                 (45)       (26)
                                                   ------     ------
Income before income taxes                             99         48
Income taxes                                           27         15
                                                   ------     ------
Net income                                         $   72     $   33
                                                   ======     ======

See accompanying notes.



Condensed Consolidated Balance Sheets

                                                   March 31,  Dec.31
(Millions)                                           2003      2002
                                                     ----      ----
Assets
Current assets
Cash & short-term investments                      $  102    $  428
Accounts receivable                                 1,231     1,032
Inventories                                           777       698
Deferred income taxes & other current assets          299       299
                                                   ------    ------
                                                    2,409     2,457
Property, plant & equipment-net                     2,047     1,955
Goodwill                                            1,935     1,910
Other intangible assets                               505       510
Other assets                                          366       306
                                                   ------    ------
                                                   $7,262    $7,138
                                                   ======    ======

Liabilities & Shareholders' Equity
Current liabilities
Short-term debt & current portion
  of long-term debt                                $  205    $  201
Accounts payable                                      473       488
Accrued compensation                                  164       199
Accrued income & other taxes                          239       225
Other current liabilities                             711       621
                                                   ------    ------
                                                    1,792     1,734
Long-term debt                                      1,874     1,887
Postretirement benefits other than pensions           651       652
Deferred income taxes & other liabilities             565       563
Shareholders' equity                                2,380     2,302
                                                   ------    ------
                                                   $7,262    $7,138
                                                   ======    ======

See accompanying notes.



Eaton Corporation

Notes to the First Quarter 2003 Earnings Release

Dollars in millions, except per share data (per share data assume dilution)

Acquisition of Business
-----------------------
On January 31, 2003, Eaton acquired the electrical business of Delta plc for approximately $215. The Delta business has 3,400 employees and is headquartered in the United Kingdom. The business' major electrical brands include MEM(R), Holec(TM), Bill(TM), Home Automation(TM), Elek(TM) and Tabula(TM). The Delta business will be integrated into the Industrial & Commercial Controls segment.

Restructuring Charges
---------------------
In 2003, Eaton incurred restructuring charges related primarily to the integration of the Boston Weatherhead fluid power business acquired in November 2002 and the electrical business of Delta plc acquired in January 2003. In 2002, the Company incurred charges to reduce operating costs across its business segments and certain corporate functions. The charges in 2002 were primarily a continuation of restructuring programs initiated in 2001. A summary of these charges, and a reconciliation of business segment operating profit as reported and before restructuring charges, follows:

                                          Three months ended March 31
                                 -----------------------------------------------
                                                                Operating profit
                                                                      before
                                 Restructuring  Operating profit  restructuring
                                    charges        as reported       charges
                                 -------------   ---------------  -------------
                                 2003     2002    2003     2002   2003     2002
                                 ----     ----    ----     ----   ----     ----
Business segment
----------------
Fluid Power                      $  5     $ 17    $ 58     $ 43   $ 63     $ 60
Industrial & Commercial Controls    1       13      32       18     33       31
Automotive                                   1      62       56     62       57
Truck	                                      14      22      (10)    22        4
                                 ----     ----    ----     ----   ----     ----
                                    6       45    $174     $107   $180     $152
                                                  ====     ====   ====     ====
Corporate                           1        4
                                 ----     ----
Total                            $  7     $ 49
                                 ====     ====

After-tax                        $  5     $ 33
Per Common Share                  .06      .46

The restructuring charges were included in the Statements of Consolidated Income in Income from Operations. In business segment information, the operational restructuring charges reduced operating profit of the related business segment, while the corporate restructuring charges were included in Corporate & Other-Net.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profits before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size or infrequency, and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.